EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of RADA Electronic Industries Ltd. (the “Company”) for the registration of 2,250,000 of its ordinary shares under its 2015 Share Option Plan of our reports dated April 1, 2019, with respect to the consolidated financial statements of RADA Electronic Industries Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Kost Forer, Gabbay & Kasierer
A Member of Ernst & Young Global

Tel Aviv, Israel,

May 22, 2019